EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
     The Sherwin-Williams Company Reports 2009 Year-end Financial Results
•	Fourth quarter net sales decreased 5.9% to $1.60 billion, compared to guidance of down 8% to 12%

•	Diluted earnings per share increased 38.1% to $.58 in 4Q09 from $.42 in 4Q08

•	Year-end working capital ratio (accounts receivable plus inventories less accounts payable to sales) improved to 10.7% from 11.2% last year

•	Net operating cash in the year increased to 12.1% of sales versus 11.0% of sales in 2008

•	Acquired 9.0 million shares of SHW common stock in the year

•	Anticipates diluted earnings per share for 2010 in the range of $4.05 to $4.45 per share
CLEVELAND, OHIO, January 26, 2010 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the fourth quarter and year ended December 31, 2009. Compared to the same periods last year, consolidated net sales decreased 5.9% to $1.60 billion in the quarter and 11.1% to $7.09 billion in the year due primarily to weak paint sales volume. Currency translation rate changes increased consolidated net sales 2.0% in the quarter and decreased consolidated net sales 1.3% in the year. Acquisitions were not significant to consolidated net sales in the quarter or year.
Diluted net income per common share increased 38.1% to $.58 per share in the quarter from $.42 per share in the fourth quarter 2008 and decreased 5.5% to $3.78 per share in the year from $4.00 per share in 2008. Asset impairment charges and a loss on dissolution of a foreign subsidiary in the fourth quarter of 2009 reduced diluted net income per common share approximately $.13 per share. Asset impairment charges reduced diluted net income per common share $.18 per share in the fourth quarter 2008 and $.31 per share in the year 2008. Acquisitions and currency translation rate changes, net, increased 2009 diluted net income per common share by $.02 per share in the quarter and, combined, reduced diluted net income per common share by $.04 in the year.
Net sales in the Paint Stores Group decreased 11.4% in the quarter to $920.2 million and 12.9% in the year to $4.21 billion due primarily to decreased paint volume sales. Net sales from stores open for more than twelve calendar months decreased 11.4% in the quarter and 12.9% in the year. Paint Stores Group segment profit increased 5.9% in the quarter due primarily to reduced selling, general and administrative expense and lower asset impairment charges that more than offset the effect of the decline in paint volume sales. Segment profit decreased 7.4% in the year due primarily to the effect of lower paint volume sales partially offset by improved gross profit margins, reductions in selling, general and administrative expense, and reduced asset impairment charges. Asset impairment charges were $11.0 million in the quarter and year, compared to $22.5 million in the fourth quarter of 2008 and $42.8 million in the year 2008. Segment profit as a percent to net sales increased in the quarter to 13.0% from 10.9% in the fourth quarter of 2008 and increased in the year to 14.3% from 13.4% last year.
Net sales of the Consumer Group decreased 2.2% to $240.1 million in the quarter and 3.7% to $1.23 billion in the year. The sales declines were due primarily to lower volume sales to most of the Group’s retail customers. Consumer Group segment profit decreased $7.7 million in the quarter due primarily to the effect of lower volume sales partially offset by reduced asset impairment charges. Segment profit increased 12.2% in the year due primarily to good cost control, reduced asset impairment charges, and favorable freight and other distribution costs that were partially offset by lower fixed cost absorption from decreased manufacturing and distribution volume. Asset impairment charges were $0.1 million in the quarter and year, compared to $8.2 million in the fourth quarter of 2008 and $11.0 million in the year 2008. Two acquisitions in the Consumer Group did not have a significant impact on net sales or segment profit.
Net sales of the Global Finishes Group increased 5.5% to $437.1 million in the quarter when stated in U.S. dollars due primarily to favorable currency translation rate changes. Net sales decreased 11.4% in the year to $1.65 billion when stated in U.S. dollars due primarily to lower paint sales volume and unfavorable currency translation rate changes that were partially offset by acquisitions and selling price increases. Acquisitions increased this Group’s net sales in U.S. dollars by 0.7% in the quarter and 1.5% in the year. Currency translation rate changes increased net sales of the Global Finishes Group in U.S. dollars by 7.8% in the quarter and decreased net sales by 4.8% in the year. The Global Finishes Group’s segment profit decreased $16.9 million to a loss of $1.1 million in the quarter due primarily to asset impairment charges and a loss on dissolution of a foreign subsidiary. Segment profit decreased 57.3% in the year due primarily to the effect of reduced sales volume, asset impairment charges and a loss on dissolution of a foreign subsidiary that were partially offset by reductions in selling, general and administrative expenses. A fourth quarter 2009 pre-tax loss of $21.9 million was related to the dissolution of a European subsidiary. We have restructured our other European business units to better serve our customers, improve operating efficiency in that region and better utilize our remaining European assets. Asset impairment charges and the loss on dissolution of a foreign subsidiary totaled $25.0 million in the quarter and year compared to no asset impairment charges in the fourth quarter of 2008 and $0.8 million in the year 2008. Currency translation exchange rate changes and acquisitions improved segment profit $3.9 million in the quarter and had a negative effect of $5.9 million on segment profit in the year.
The Company purchased 4.12 million shares of its common stock through open market purchases in the quarter and 9.0 million shares in the year. The Company had remaining authorization at December 31, 2009 to purchase 10.75 million shares.
Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “While we are disappointed that our full year sales and earnings fell short of the prior year, we are encouraged by our earnings performance in the last half of the year resulting primarily from the appropriate steps taken by our operating segments to control costs and improve efficiencies. We are beginning to see some stability in our sales to certain market segments, although demand in most end markets remains weak and industry-wide volume is down significantly from peak levels achieved a few years ago. We continue to focus on volume growth opportunities, primarily through share gain, by capitalizing on our controlled distribution network and strong brands.
“Over the past year, our Paint Stores Group continued to focus on gaining business in all markets and product lines while balancing the need to reduce expenses with our ongoing commitment to delivering superior customer service. Consumer Group sales have generally remained soft with some sequential growth in a few customer segments. Many of the difficult steps the Consumer Group has taken to bring fixed costs into line with volumes are starting to show results, and they will continue to control operating costs until manufacturing volumes return to levels that will support more normal profitability for the Group. Global Finishes Group paint sales volume was up in the mid-single digits in the quarter, but demand in the industrial segments of their business remains weak. We are pleased with the way management and employees in all our operating segments have controlled spending and improved efficiencies in relation to sales levels.

“We continue to manage expenses, reduce working capital, and generate cash to allow us to invest in the business and give a return to our shareholders. In 2009, our selling, general and administrative expenses declined by nearly $109 million compared to 2008 and our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at December 31, 2009 improved to 10.7% from 11.2% last year. We continue to generate net operating cash flow in excess of 11% of sales, and we are continuing to invest in our business by expanding the Paint Stores Group’s U.S. controlled distribution network. In 2009, we added 53 new stores while closing 45 redundant stores for a net addition of 8 stores, finishing the year with 3,354 stores in operation. During the year, we continued to buy shares of our stock and paid an annual cash dividend of $1.42 per common share. Our balance sheet is fiscally sound and capable of financing our planned business operations and growth in the foreseeable future.
“We anticipate that the stabilization we are beginning to experience in some segments of the U.S. and global economies will continue, although not at a sufficient pace to offset continued softness in many other areas of the global economy. Therefore, in the first quarter of 2010, we anticipate that consolidated net sales will be flat to down slightly versus the first quarter of 2009. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2010 will be in the range of $.30 to $.40 per share compared to $.32 per share earned in the first quarter of 2009. For the full year 2010, we expect consolidated net sales to increase above 2009 levels by a low-to-middle single-digit percentage. With annual sales at that level, we anticipate diluted net income per common share for 2010 will be in the range of $4.05 to $4.45 per share compared to $3.78 per share earned in 2009.”
The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2009, and its outlook for the first quarter and full year 2010, at 11:00 a.m. ET on Tuesday, January 26, 2010. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 26th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Monday, February 15, 2010 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,500 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 70 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Bob Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
Thousands of dollars, except per share data	2009	2008	2009	2008

Net sales	$1,598,836	$1,699,842	$7,094,249	$7,979,727
Cost of goods sold	840,598	914,942	3,831,080	4,480,927
Gross profit	758,238	784,900	3,263,169	3,498,800
Percent to net sales	47.4%	46.2%	46.0%	43.8%
Selling, general and administrative expenses	618,680	633,537	2,534,775	2,643,580
Percent to net sales	38.7%	37.3%	35.7%	33.1%
Other general expense — net	13,295	19,394	33,620	19,319
Impairment of trademarks and goodwill	14,144	30,692	14,144	54,604
Loss on dissolution of a foreign subsidiary	21,923		21,923
Interest expense	8,997	14,678	40,026	65,684
Interest and net investment income	(580)	(1,607)	(2,393)	(3,930)
Other expense (income) — net	626	9,074	(1,743)	5,068

Income before income taxes	81,153	79,132	622,817	714,475
Income taxes	15,815	28,966	186,969	237,599

Net income	$65,338	$50,166	$435,848	$476,876

Net income per common share:
Basic	$0.60	$0.43	$3.84	$4.08

Diluted	$0.58	$0.42	$3.78	$4.00

Average shares outstanding — basic	109,466,506	115,794,514	113,514,399	116,835,433

Average shares and equivalents outstanding — diluted	111,719,291	118,398,926	115,422,933	119,343,229

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 26th release.